Exhibit 10.1

TruGolf Inc.

60 n. 1400 w.

Centerville, UT 84014

Steven Passey

[***]

Layton, UT

5/5/2026

Dear Steven,

TruGolf Holdings, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer. This role is a key executive position responsible for leading the company’s financial strategy, public company reporting, and capital markets activities.

Role and Responsibilities:

As CFO, you will oversee all financial functions, including accounting, financial planning and analysis, treasury, tax, and investor relations. You will be responsible for ensuring compliance with SEC reporting requirements and maintaining strong internal controls. You will partner closely with the CEO and Board of Directors on strategic planning, capital allocation, and growth initiatives, while managing relationships with auditors, investors, and financial institutions. You understand and agree that you will be expected to devote your full working time to performing services for TruGolf Holdings, Inc.

Compensation:

Base Salary: $225,000 annually for the first three (3) months

Base Salary Adjustment: Increased to $250,000 annually thereafter

Equity: Participation in an equity incentive program currently under development, subject to approval by the Compensation Committee of the Board of Directors

Additional compensation components, including potential bonus and long-term incentives, may be established at a later date by the Compensation Committee of the Board of Directors.

Payroll:

Payroll is disbursed on the 5th and 20th of each month. The paycheck received on the 5th is for days worked from the 16th through the end of the prior month. The paycheck received on the 20th is for the days worked from the 1st through the 15th of the current month.

Benefits:

Medical (Portion paid), dental (Employee paid), Life Insurance, and Transamerica (Supplemental Insurance) paid monthly by TruGolf. Commencing on the 1st day of the month following a 30-day waiting period. Sick/Personal Time: (5) days of “Sick Time/Personal Time” year 1 (prorated). Vacation will be accrued in accordance with Company policy.

Reporting Structure:

Day-to-day reporting, will be to the Chief Executive Officer, with Governance and oversight reporting, and direct accountability to the Board of Directors, primarily through the Audit Committee.

Location:

TruGolf Corporate Office, Centerville, Utah.

At-Will Employment

Your employment with TruGolf Holdings, Inc. will be at-will and may be terminated by either party at any time, with or without cause or notice, subject to applicable law.

Notifications, Disclosures, and Confidentiality

In order to protect the Company, you have assured us that:

(i) you have described your background truly and completely, revealing all information that may have impacted the Company’s decision to offer you employment;

(ii) your employment with the Company will not violate any obligation you may have; and

(iii) you have no confidential material, documents, or other property of any former employer or other person or entity that will be brought or utilized in any work performed for the Company under this Agreement.

Contemporaneously with your execution of this letter, you acknowledge that you are receiving Confidential Information of the Company or others dealing with the Company and that the Company will be expending resources to provide you with unique training with regard to the products and technology the Company is developing. You acknowledge that the Confidential Information provided to you and the unique training you will get is valuable consideration for your promises in this letter. The term “Confidential Information” means any information concerning the Company’s business, technology, business relationships, financial affairs, trade secrets or any other proprietary information, which may be oral, written, graphic, machine-readable or in other tangible form, that the Company has not disclosed to the general public. “Confidential Information” also means all information whether of the Company or received by the Company from its licensors, licensees, suppliers, customers or third parties that the Company treats as confidential during the term of your employment whether or not the information is regarded as a “trade secret” as defined by law. You acknowledge that the Confidential Information constitutes valuable trade secrets and agree to use the Confidential Information solely in accordance with the provisions of this letter agreement.

You agree not to disclose any Confidential Information to any person, without the Company’s prior written consent, other than agents of the Company who need to know the Confidential Information in order to fulfill their responsibilities for the Company. You agree not to use the Confidential Information for any purpose other than to fulfill your responsibilities for the Company. You further agree to safeguard the confidentiality of the Confidential Information by cooperating with the Company; taking all precautions the Company requires; using your best efforts to prevent the unauthorized disclosure of any Confidential Information; and delivering to the Company all copies of Confidential Information in your possession, custody, or control upon the earlier request of the Company or the termination of your employment. These limitations do not apply to information that (i) is publicly available, (ii) was obtained by you from third parties without restrictions on disclosure, (iii) you knew prior to entering this letter agreement, (iv) was independently developed by you without the use of Confidential Information, or (v) is required to be disclosed by order of a court or other governmental entity.

During your employment you agree to make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, formulae, techniques, trade secrets and other works of authorship (“Created Materials”) whether or not patentable or copyrightable, that are created, made, conceived, or reduced to practice (alone or jointly with others or under your direction) during the period of your employment with the Company so long as it is applicable to the Company’s business.

With respect to Created Materials, you agree that:

(i) all work performed by you, including any copyrightable work, is on a “work for hire” basis and will be the sole and exclusive property of the Company, and you hereby assign and transfer to the Company and its successors all of your rights and interests in Created Materials to the Company;

(ii) you will complete and keep documentation of the conception, development and reduction to practice of Created Materials;

(iii) you will disclose all Created Materials, including your documentation, to the Company promptly and completely;

(iv) you will cooperate fully with the Company, both during and after the term of your employment, to the procurement, maintenance and enforcement of the Company’s intellectual property rights in the Created Materials;

(v) you will sign any documents and assist the Company in any applications or proceedings that may be necessary to secure for the Company the ownership or protection of the Created Materials and any patents, copyrights or other proprietary rights related to the Created Materials. If necessary for the Company, you agree to do these things even after your employment with the Company is over, in which case the Company will pay you a reasonable fee for the time that you spend on its behalf and reimburse you for any ordinary and necessary out of pocket expenses that you incur; and

(vi) you will deliver to the Company all Created Materials as well as all materials you received from Company for use in creating Created Materials when your employment with Company is over.

Your obligations to the Company with respect to Confidential Information and Created Materials, however, will continue after your employment with the Company is terminated. You also agree that the Company may assign this letter agreement to any successor company or entity.

You agree to be bound by the terms of this letter agreement for the duration of your employment with the Company, throughout minor changes in responsibility and compensation. You understand that you may be called upon to support the Company by occasionally completing tasks outside your general job description. You agree that such temporary assignments are not material alterations of your employment relationship with the Company. You agree that unless and until your employment relationship changes permanently and materially such that a new employment contract is entered into you will remain bound by the terms of this letter agreement.

We are excited about the prospect of having you join our team and contributing to the success of TruGolf. If you accept this offer, please sign and return a copy of this letter by Monday, May 6th, 2026. We look forward to welcoming you, and we are confident that you will make significant contributions to our company.

This offer is contingent upon standard background checks and any required approvals.

Please indicate your acceptance of this offer by signing below.

Accepted and Agreed:

/s/ Steven Passey
Steven Passey

Date:	May 1, 2026

/s/ Chris Jones
Chris Jones
Chief Executive Officer
TruGolf Holdings, Inc.

Date:	April 30, 2026